Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Financial Highlights” in the MTB Group of Funds’ Prospectus dated April 30, 2009 and “Independent Registered Public Accounting Firm” in the MTB Group of Funds’ Statement of Additional Information dated April 30, 2009 in Post-Effective Amendment Number 77 (File No. 33-20673) of MTB Group of Funds, and to the incorporation by reference of our report dated February 25, 2009 on MTB Managed Allocation Fund – Moderate Growth II included in the Annual Report to the shareholders for the year ended December 31, 2008.

/s/    Ernst & Young LLP

Boston, Massachusetts

April 14, 2009